Exhibit 10.1

[Candies letterhead]



The license agreement between IPH Management Corporation and Innovo Inc. is terminated as of December 31, 2004. Licensee will continue to ship goods through December 31, 2004, but for all goods shipped between August 1, 2004 thru December 31, 2004, licensee will pay a reduced royalty rate of two-and -a-half percent of net sales, plus the advertising royalty. It is agreed that licensee will not contribute any monies toward product samples, fees and staff participation of all brand events and tradeshows going forward. Outstanding royalty payments from licensee to licensor are expected on schedule as outlined in existing agreement. Both parties will be absolved of all other contractual matters effective December 31, 2004.



IP HOLDINGS LLC                              INNOVO INC.
By:  The Manager                             Licensee
IP Holdings and Management Corporation

/s/ Richard V. Danderline                    /s/ Pat Anderson
-------------------------                    ----------------
Richard V. Danderline                        Pat Anderson
                                             President